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                                                          Exhibit 11
                         RENAISSANCE HOTEL GROUP N.V.
                        ANNOUNCES EARLY TERMINATION OF
                               HART-SCOTT-RODINO

NEWS RELEASE
FOR IMMEDIATE RELEASE
---------------------

        CLEVELAND, OH (March 12, 1997) - Renaissance Hotel Group N.V. (NYSE:RHG) announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the tender offer by Marriott International, Inc. (NYSE:MAR) for all outstanding shares of common stock of Renaissance terminated on March 10, 1997. In addition, Renaissance has received notice that the German Federal Cartel Office has cleared the tender offer under applicable German law.

        As previously announced, under the terms of an acquisition agreement between Renaissance and Marriott, on February 24, 1997, Marriott commenced a tender offer for all outstanding shares of common stock of Renaissance at $30.00 per share, net to the seller in cash. Unless extended, the tender offer and withdrawal rights will expire at 12:01 a.m., New York City time, on Saturday, March 29, 1997.

Contact: Andy C. Alexander, Vice President Corporate Counsel, Int'l.
         (216) 519-8843 or
         Rita K. Pesecky, Investor Relations Manager (216) 498-7793